                           SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            Pratt Hotel Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified in its Charter)



                            Pratt Hotel Corporation
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
    4)  Proposed maximum aggregate value of transaction:

    * Set forth the amount on which the filing is calculated and state how it was determined.

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount previously paid:
    2)  Form, Schedule or Registration No.:
    3)  Filing Party:
    4)  Date Filed:

                     [PRATT HOTEL CORPORATION LETTERHEAD]



LETTER TO SHAREHOLDERS

     Pratt Hotel Corporation can be proud of its numerous operational, financial and strategic accomplishments during 1993. Our performance benefited from the initiatives we have taken in recent years to sharpen our business focus on casino ownership and management. Among the highlights of the past year, which will be reviewed in greater detail below, are the following:

     * Income from operations rose $10.6 million over the prior year, or about 66%, while the loss before extraordinary item was reduced by nearly $21.1 million, from $32.4 million to $11.3 million;

     * Actions were taken to refinance virtually all of the Company's casino-related outstanding debt, and the refinancing was completed in February 1994;

     * We greatly expanded our business and income stream by taking on the role of managing the new Hollywood Casino in Aurora, Illinois on behalf of our parent company, Hollywood Casino Corporation;

     * Construction began on a 25,000 square-foot expansion of the casino space at Atlantic City's Sands Hotel and Casino. Gaming space will be increased by 50%, creating the fourth largest casino in Atlantic City.

     FINANCIAL HIGHLIGHTS. Net revenues for 1993 were $276.7 million, increasing from $275 million in 1992. Income from operations rose sharply, to $26.7 million in 1993 from $16.1 million for the prior year, an increase of 66%. The improvement in operating income primarily reflected a reduction in expenses, as well as the revenue increase. The Company recorded a loss before extraordinary item in 1993 of $11.3 million or $2.19 per share, substantially lower than the loss of $32.4 million or $6.38 per share in 1992. Net loss for 1993, including an extraordinary charge of $14.8 million or $2.87 per share for early extinguishment of debt, amounted to $26.1 million or $5.06 per share.

     We believe that our results for the third and fourth quarters of 1993, the first two quarters in which we received service fees for the management of the Hollywood Casino in Aurora, are more representative of our revenue and income potential for the near future. During the third quarter of fiscal 1993, net revenues increased to $80.1 million from $79.7 million in 1992. Income from operations for the period increased 17.8% to $11.4 million from $9.6 million. Net income increased to $1.5 million or $0.28 per share from $133,000 or $0.03 per share.

     For the last three months of 1993, net revenues rose 5.5% to $66.2 million from $62.8 million. Income from operations for the period experienced a six-fold increase, to $4.6 million from $774,000. The net loss declined by $1.2 million or $0.30 per share for the period versus the 1992 fourth quarter.

     DEBT REFINANCING. Early in 1994, the Company completed two public debt offerings totaling $270 million. The proceeds of the offerings were used to refinance substantially all of the casino-related outstanding indebtedness of Pratt Hotel Corporation's subsidiaries.

     HOLLYWOOD CASINO -- AURORA. Hollywood Casino Corporation, which owns 80.3% of Pratt Hotel Corporation, launched its exciting riverboat gaming facility in Aurora, Illinois in June 1993. Located less than 40 miles from downtown Chicago, the complex offers two sidewheel-style riverboat casinos with 1,000 gaming positions and a 64,000 square-foot dockside pavilion. A display of memorabilia from the Golden Age of Hollywood, a wide selection of dining options and top quality entertainers complete the innovative concept. Pratt Hotel Corporation was named to manage the Hollywood Casino -- Aurora. During the third quarter, the Company received in excess of $2.5 million in fees for its management services, and nearly $2.9 million in fees for its management services for the fourth quarter. We expect this activity to add substantially to our income in the future.

     SANDS HOTEL AND CASINO. The Company made excellent progress in its plan to expand by 50% the casino capacity of its Sands Hotel and Casino in Atlantic City. Work has begun on a 25,000 square-foot addition to the casino, which will allow the Sands to offer additional slot machines, table games and simulcast horse race wagering. Plans call for a Southern California, art-deco motif for the renovated Sands, establishing the Hollywood theme of its parent. The Sands was one of the first casinos to open in Atlantic City, and the expanded facilities will continue to enhance our market penetration, competitive position and profitability. The gaming win for the Sands was $244.9 million in 1993.

     ADVANCED CASINO SYSTEMS CORPORATION. Our casino management software and systems subsidiary, Advanced Casino Systems Corporation (ACSC), has continued to enjoy a strong market for its programs. At the end of 1993, ACSC has licensed its software, which automates such back-office functions as accounting and financial controls, to casino operators worldwide. ACSC also continues to work on programs to improve slot machine technology and on marketing programs that will enable the casino operator to collect data on high-value patrons.

     Looking forward, we are confident of a successful future for Pratt Hotel Corporation. We have continued to make progress in improving financial performance and strengthening the balance sheet. Our expertise in casino and related hotel management is recognized throughout the industry. We are enthusiastic about the prospects for the expansion of the Sands Hotel and Casino in Atlantic City, as well as furthering the progress we made in 1993.




/s/ Jack E. Pratt                    /s/ William P. Weidner

Jack E. Pratt                        William P. Weidner
Chairman of the Board and            President and
Chief Executive Officer              Chief Operating Officer

                            PRATT HOTEL CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1994


To the Stockholders of
  Pratt Hotel Corporation

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pratt Hotel Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 27th day of May 1994, at 10:00 a.m. (local time) for the following purposes:

     1. To elect seven (7) directors to hold office until their respective successors have been duly elected and qualified;

     2. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 31, 1994, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to such meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

BY ORDER OF THE BOARD OF DIRECTORS,


William D. Pratt, Secretary

Dallas, Texas
April 29, 1994
PRATT HOTEL CORPORATION


                                 Two Galleria Tower, Suite 2200
                                     13455 Noel Road, LB 48
                                      Dallas, Texas  75240


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1994

                    SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Pratt Hotel Corporation (the "Company") on or about April 29, 1994, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 27, 1994 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) thereof.

     The accompanying form of Proxy is designed to permit each holder of the Company's common stock, par value $.10 per share ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, such Proxy will be voted by those persons named in the Proxy at the Annual Meeting: FOR the election of the nominees specified under the caption "Election of Directors."

     The Company encourages the personal attendance of stockholders at its annual meetings, and giving of a Proxy does not preclude the right to vote in person should any stockholder giving the Proxy so desire. Any stockholder of the Company giving a Proxy has the right to revoke his or her Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Pratt Hotel Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone and telegraph. Such officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy enclosed herewith, any additional material, the cost of forwarding solicitation material to the beneficial owners of stock, and other costs of solicitation are to be borne by the Company.


                            PURPOSES OF THE MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

     1. The election of seven (7) directors to hold office until their respective successors have been duly elected and qualified;

     2. Such other and further business as may properly come before the meeting or any adjournment(s) thereof.


                   VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

GENERAL

     The Board of Directors of the Company has fixed the close of business on March 31, 1994, as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. On the Record Date there were 5,176,627 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of the Company's Common Stock of record as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Broker non-votes on the election of directors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares, although such shares may be counted toward a quorum.

     All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on filings with the Securities and Exchange Commission, the only person known to the Company, other than certain directors of the Company, which beneficially owned more than 5% of the outstanding Common Stock as of the Record Date is described below:



           Shares of               Percentage of
          Common Stock             Outstanding
       Name and Address of         Beneficially   Common
        Beneficial Owner             Owned        Stock
- - ---------------------------------  -------------  -------

Hollywood Casino Corporation
13455 Noel Road, LB48
Dallas, TX  75240                  4,156,013      80.3%

SECURITY OWNERSHIP OF MANAGEMENT

    The following information pertains to the Common Stock beneficially owned, directly or indirectly, by each director, nominee for director, each executive officer named under "Renumeration of Directors and Executive Officers" and by all directors and officers of the Company as a group as of the Record Date:


                                        Shares of
                                          Common
                                          Stock            Percentage of
                                       Beneficially         Outstanding
Beneficial Owner                         Owned (a)          Common Stock
- - ----------------                      --------------       -------------
Jack E. Pratt..................        4,156,013(b)            80.3%
Edward T. Pratt, Jr............        4,156,013(c)            80.3%
William D. Pratt...............        4,156,013(d)            80.3%
Edward D. Muir.................           29,677(e)              *
William P. Weidner.............           46,239(f)              *
Bradley H.Stone................            7,500(g)              *
Lawrence C. Cole...............            2,390(h)              *
James A. Colquitt..............               --                 --
Bernard A. Capaldi, CPA........               --                 --
All directors and officers as
  a group (10 individuals).....        4,246,819(i)            81.8%

____________________________

*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) By virtue of the following, Mr. Jack E. Pratt is deemed to share beneficial ownership of all of the Common Stock held by Hollywood Casino Corporation ("HCC"): (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Ms. Crystal A. Pratt, the former wife of Mr. Jack E. Pratt, is the Managing Partner, owns 1,282,123 shares (5.6%) of the outstanding stock of HCC; such shares are subject to a voting agreement giving Mr. Jack E. Pratt sole voting power on all matters to come before the stockholders of the Company, (ii) J.E. Pratt Co. I, a Texas general partnership of which Mr. Jack E. Pratt is the Managing General Partner, owns 1,799,387 shares (7.8%) of the outstanding stock of HCC, (iii) the W.D. Pratt Family Trust, for which Mr. Jack E. Pratt is the managing trustee, owns 1,003,867 shares (4.4%) of the outstanding stock of HCC and (iv) Mr. Jack E. Pratt is a director of HCC.

(c) By virtue of the following, Mr. Edward T. Pratt, Jr. is deemed to share beneficial ownership of all of the Common Stock held by HCC: (i) E.T. Pratt Co. I, a Texas general partnership of which Mr. Edward T. Pratt, Jr. is the Managing General Partner, owns 926,748 shares (4.0%) of the outstanding stock of HCC and (ii) Mr. Edward T. Pratt, Jr. is a director of HCC.

(d) By virtue of the following, Mr. William D. Pratt is deemed to share beneficial ownership of all the Common Stock held by HCC: (i) W.D. Pratt Co. I, a Texas general partnership of which Mr. William D. Pratt is the Managing General Partner, owns 290,830 shares (1.2%) of the outstanding stock of HCC, (ii) the J.E. Pratt Family Trust, for which Mr. William D. Pratt is the managing trustee, owns 4,588,867 shares (20%) of the outstanding stock of HCC and (iii) Mr. William D. Pratt is a director of HCC.

(e) Includes 10,780 shares held of record by the Betty Fay Muir Survivors Trust of which Mr. Edward D. Muir is the Trustee.

(f) Includes an option to purchase 10,000 shares of Common Stock of the Company exercisable within 60 days under the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan"). Mr. Weidner also owns 113,327 shares of HCC Common Stock and holds an option to purchase 113,327 shares of HCC Common Stock exercisable within 60 days, which represents less than one percent of the outstanding shares of HCC Common Stock.

(g) Mr. Stone also owns 63,330 shares of HCC Common Stock and holds an option to purchase 63,330 shares of HCC Common Stock exercisable within 60 days, which represents less than one percent of the outstanding shares of HCC Common Stock.

(h) Mr. Cole also owns 21,668 shares of HCC Common Stock and holds an option to purchase 21,668 shares of HCC Common Stock exercisable within 60 days, which represents less than one percent of the outstanding shares of HCC Common Stock.

(i) Include 15,000 shares of Common Stock subject to options exercisable within 60 days of the date hereof. Officers and directors of the Company as a group also beneficially own 12,503,593 shares of HCC Common Stock and hold options to purchase 298,330 shares of HCC Common Stock exercisable within 60 days. Such shares represent 55% of the outstanding shares of HCC Common Stock.

                                 ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three (3) nor more than nineteen (19) members (exclusive of advisory directors) and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

    Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and qualified:

                                            Year First
                                              Became a
      Name and Age                            Director      Present Offices Held in the Company
- - ---------------------------------------      ---------      -----------------------------------
Bernard A. Capaldi, CPA (51)                      1988      Director
James A. Colquitt (75)                            1986      Director
Edward D. Muir (83)                               1969      Director
Jack E. Pratt (67)                                1969      Chairman of the Board, Chief
                                                            Executive Officer and Director
Edward T. Pratt, Jr. (70)                         1969      Vice Chairman of the Board
                                                            and Director
William D. Pratt (65)                             1969      Executive Vice President, General
                                                            Counsel and Secretary and Director
William P. Weidner (49)                           1985      President, Chief Operating Officer
                                                            and Director

    The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his respective successor has been duly elected and qualified.

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

    The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

    Mr. Bernard A. Capaldi was elected as a director of the Company in March 1988. Mr. Capaldi is a certified public accountant and is a principal of Capaldi, Schalick & Reynolds, Chartered C.P.A.'s in New Jersey, and has held such position since 1965. He is also the Chairman of the Board of Shore Memorial Hospital's parent holding company.

    Mr. James A. Colquitt served as a director of the Company from May 1986 to March 1990. Mr. Colquitt was re-elected as a director effective November 9, 1990. Mr. Colquitt is self-employed as an insurance consultant. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based Marietta, Georgia.

    Mr. Edward D. Muir has served as a director of the Company since 1969. Mr. Muir currently is a Senior Vice President of Rauscher Pierce Refsnes of San Antonio, Texas, an investment banking firm, and has been associated with Rauscher Pierce Refsnes for more than five years.

    Mr. Jack E. Pratt has served as Chairman of the Board, a director and Chief Executive Officer of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990.

    Mr. Edward T. Pratt, Jr. has served as Vice Chairman of the Board and a director of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990.

    Mr. William D. Pratt has served as Executive Vice President, General Counsel and Secretary, and a director of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990. Mr. Pratt also served as Vice President and Secretary of Southmark San Juan, Inc., 49% of the stock of which is owned by a subsidiary of the Company, at the time of the filing by Southmark San Juan, Inc. on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

    Mr. William P. Weidner has served as President and Chief Operating Officer and a director of the Company for more than five years. Mr. Weidner has served as a director of HCC since 1992.

REQUIRED VOTE

    Assuming the presence of a quorum, the affirmative vote of the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is necessary for the election of directors. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominees, and, because the Directors own or beneficially own 81.7% of the outstanding Common Stock, election of the nominees is assured.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

BOARD MEETINGS AND COMMITTEES

    Nonemployee directors of the Company received an annual fee of $10,000 for service on the Board of Directors and $1,000 for each Board meeting attended during 1993. The Board of Directors of the Company held four regularly scheduled meetings during the year ended December 31, 1993. All of the directors attended 100% of the total number of meetings of the Board of Directors and the committees on which they serve.

    The Board of Directors of the Company has Audit, Executive and Compensation Committees, but does not have a standing nominating committee. Nonemployee members of the Audit Committee receive an annual fee of $2,500 for service on the committee and $500 for each committee meeting attended. No additional compensation or fees are paid to directors for attending Executive and Compensation Committee meetings.

    AUDIT COMMITTEE. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the remuneration to be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. The Audit committee is comprised of Messrs. Bernard A. Capaldi, James A. Colquitt and Edward T. Pratt, Jr. The Audit committee met twice during 1993.

    EXECUTIVE COMMITTEE. The Executive Committee exercises all of the power and authority of the Board of Directors during the interim between meetings of the Board of Directors. The Executive Committee is comprised of Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William P. Weidner. The Executive Committee did not meet during 1993.

    COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of the executive officers. The Compensation Committee is comprised of Messrs. Edward D. Muir, James A. Colquitt (since July 1993), Jack E. Pratt and William
D. Pratt. Mr. William P. Weidner also served on the Compensation Committee prior to his resignation from such committee. The Compensation Committee met twice during 1993. The report of the Compensation Committee appears in this Proxy Statement under the heading "Renumeration of Directors and Executive Officers."

FAMILY RELATIONSHIPS

    Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Mr. Edward T. Pratt, III, Executive Vice President -- Development and Corporate Affairs of the Company, is the son of Mr. Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

CERTAIN RELATIONSHIPS

    See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                 MANAGEMENT

    Certain information is set forth below concerning the executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

         Name              Age                    Position
         ----              ---                    --------

Jack E. Pratt..........      67       Chairman of the Board, Chief Executive
                                        Officer and Director

Edward T. Pratt, Jr....      70       Vice Chairman of the Board and Director

William P. Weidner.....      49       President, Chief Operating Officer and

                                       Director

Albert J. Cohen......................... 54 Executive Vice President and
                                            Principal Financial Officer

William D. Pratt........................ 65 Executive Vice President, General
                                            Counsel and Secretary, and Director
Edward T. Pratt, III.................... 38 Executive Vice President --
                                            Development
                                            and Corporate Affairs

Bradley H. Stone........................ 39 Executive Vice President

Lawrence C. Cole........................ 47 Vice President of Management
                                            Information Systems

Charles F. LaFrano, III................. 39 Vice President and Corporate
                                            Controller (Principal Accounting
                                            Officer)

Arthur Lewis............................ 64 Vice President of Security

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

    See "Election of Directors -- Business Experience for Past Five Years" for certain information with respect to Messrs. Jack E. Pratt, Edward T. Pratt, Jr., William P. Weidner and William D. Pratt.

    Mr. Albert J. Cohen, a certified public accountant, was elected the Executive Vice President and Principal Financial Officer of the Company in May 1987.

    Mr. Edward T. Pratt, III was elected Executive Vice President -- Development and Corporate Affairs of the Company in May 1987. From 1984 to 1987, he served the Company as Senior Vice President -- Projects/Development and from 1982 to 1984 he served as Senior Vice President of Hotel Operations. Mr. Pratt has served as a director of HCC since 1992. Mr. Pratt also served as co-chairman and co-chief executive officer of Southmark San Juan, Inc., 49% of the stock of which is owned by a subsidiary of the Company, at the time of the filing by Southmark San Juan, Inc. on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

    Mr. Bradley H. Stone has served as Executive Vice President of the Company since December 1986. He has been President of Greate Bay Hotel and Casino, Inc. ("GBH&C"), a wholly-owned subsidiary of the Company, since June 1984.

    Mr. Lawrence C. Cole has served as Vice President of Management Information Systems of the Company since December 1987 and of GBH&C since January 1983. Mr. Cole also serves as Chief Executive Officer and President of Advanced Casino Systems International, Inc. ("ACSI"), a subsidiary of GBH&C, which licenses software for automated casino accounting and control systems.

    Mr. Charles F. LaFrano, III is a certified public accountant and was elected Vice President and Corporate Controller (Principal Accounting Officer) of the Company in September 1988.

    Mr. Arthur Lewis has served as Vice President of Security of the Company since December 1987 and of GBH&C since November 1982.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

                SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1993, 1992 and 1991.

                                                                      Annual Compensation
                                                                --------------------------------
                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                    Other Annual      Awards/          All Other
Name                      Principal Position            Year    Salary     Bonus    Compensation      Options       Compensation(1)
- - ----                      ------------------            ----    -------    -----    ------------    ------------    ---------------
Jack E. Pratt............ Chief Executive Officer and   1993    $444,248     -           -               -              $2,357
                          Chairman of the Board of the  1992     446,300     -           -               -               2,357
                          Company                       1991     431,554     -           -               -               3,000


Edward T. Pratt, Jr...... Vice Chairman of the Board    1993     243,648     -           -               -               1,877
                          of the Company                1992     245,700     -           -               -               1,877
                                                        1991     237,600     -           -               -               2,745

William P. Weidner....... President and Chief Operating 1993     718,834     -           -               -               1,877
                          Officer of the Company        1992     670,358     -           -             10,000            1,877
                                                        1991     620,250     -           -               -               2,867

Bradley H. Stone........  Executive Vice President of   1993       457,983        -           -             -       1,877
                          the Company                   1992       419,103        -           -           10,000    1,877
                                                        1991       401,083        -           -             -       2,867

Lawrence C. Cole......... Vice President of Management  1993       255,254        -           -             -       1,877
                          Information Systems of the    1992       261,333        -           -            2,390    1,877
                          Company                       1991       249,389        -           -             -       2,867

__________________________

(1) Represents a matching contribution by the Company to the Pratt Employee Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below.
    No grants of stock options under the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan") were made to the named executive officers during the most recent fiscal year.

    OPTION EXERCISES AND HOLDINGS

    The following table provides information, with respect to the named executive officers, concerning options granted under the Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                                            VALUE OF UNEXERCISED
                                                                                                           IN-THE-MONEY OPTIONS AT
                                                                                                           FY-END (MARKET PRICE OF
                                             VALUE REALIZED                NUMER OF UNEXERCISED            SHARES AT FY-END ($5.88)
                                            (MARKET PRICE AT                OPTIONS AT FY-END                LESS EXERCISE PRICE)
                        SHARES ACQUIRED       EXERCISE LESS       --------------------------------------  --------------------------
NAME                      ON EXERCISE        EXERCISE PRICE)            EXERCISABLE        UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- - ----                    ----------------  ----------------------  -----------------------  -------------  -----------  -------------


Jack E. Pratt.........       -                      -                         -                 -             -              -

Edward T. Pratt, Jr...       -                      -                         -                 -             -              -

William P. Weidner....       -                      -                       10,000              -          $33,750           -

Bradley H. Stone......     10,000               $101,250                      -                 -             -              -

Lawrence C. Cole......      2,390                 23,303                      -                 -             -              -

    EMPLOYMENT CONTRACTS

    Beginning in October 1989, Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts in such respective capacities continuing through December 31, 1995. The respective initial terms of the contracts may be extended by mutual agreement of the parties and the initial term, or any extension thereof, will be followed immediately by a four-year period as consultant to the Company. Upon expirations the the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

    The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying a Pratt Brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $346,000, $190,000 and $163,000, respectively.

    William P. Weidner, President and Chief Operating Officer of the Company, Bradley H. Stone, Executive Vice President of the Company and President of GBH&C, and Lawrence C. Cole, Vice President of Management Information Systems for the Company and President of ACSI, are under employment contracts in such respective capacities continuing through December 31, 1995, unless sooner terminated by on to the respective parties. The initial term of each contract will be automatically extended for one-year time periods beginning in calendar year 1996, unless otherwise terminated by a party. The terms of Mr. Weidner's, Mr. Stone's and Mr. Cole's contracts provide for a minimum annul base salary of $677,000, $422,000 and $230,000, respectively, subject to annual increases based on changes in the Consumer Price Index, as defined in the employment contracts.

INCENTIVE STOCK OPTION PLAN

    The 1990 Incentive Stock Option Plan. On March 22, 1990, the Company adopted the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive stock options that are intended to qualify for special tax treatment under the Internal Revenue Code (the "Code"). The shares to be offered under the Plan consist of shares (whether authorized and unissued or issued and reacquired) of the Common Stock. Options for no more than 102,092 shares of the Common Stock may be granted under the Plan.

    The Plan is administered by the Compensation Committee of the Board of Directors (the "Board") of the Company. Subject to the terms of the Plan, the Compensation Committee may from time to time determine those key employees who shall be granted stock options under the Plan, the number of shares to be subject to such options and interpret and establish and amend rules and regulations relating to the Plan. Only key employees of the Company or any of its subsidiaries are eligible to participate in the Plan. Incentive stock options granted under the Plan are exercisable for a term ending five years from the date of grant.

    The exercise of options is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Common Stock at the time the option was granted. Options not exercised in earlier periods shall be accumulated and available for exercise in later periods. Options may be exercised only as to full shares of Common Stock. Upon termination of an optionee's employment with the Company for any reason, including death or disability, his or her options will immediately expire.

    The Compensation Committee may provide for the exercise of options immediately or in installments, and upon such other terms, conditions and restrictions as it may determine, including granting the Company the right to repurchase shares issued upon the exercise of options. The Plan provides that if any person or group (other than Pratt Brothers) becomes the beneficial owner of more than 51% of the Common Stock (other than by merger, consolidation or purchase from the Company), the Company's right to repurchase a former employee's shares shall terminate.

EMPLOYEE RETIREMENT SAVINGS PLAN

    On January 1, 1989, the Company adopted GBH&C's qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. GBH&C had adopted this plan for the benefit of its eligible employees in November 1984. Upon adoption by the Company, the former plan changed its name to The Pratt Employee Retirement Savings Plan (the "Savings Plan"). The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

    The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling $560,000 for the year ended December 31, 1993.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Edward D. Muir, James A. Colquitt, Jack E. Pratt and William D. Pratt. Mr. William P. Weidner also served on the Compensation Committee prior to his resignation from such committee. Messrs. Muir and Colquitt are neither former nor current officers or employees of the Company or any of its subsidiaries. The other members of the Compensation Committee hold the positions disclosed under "Management" included in this Proxy Statement. See also "Transactions with Management."

                                 REPORT OF THE COMPENSATION COMMITTEE

    The following Report of the Compensation Committee of the Board of Directors of the Company is released herein under the requirements of Item 402 (k) of Regulation S-K of the Securities and Exchange Act of 1934 and is not to be, and should not be, incorporated by reference to any other document or filing under the Securities and Exchange Act.

To:  The Board of Directors

    As members of the Compensation Committee, it is our duty to administer the Company's various incentive plans, including its incentive stock option plan and to review compensation levels of members of management, to evaluate the performance of management and to consider management succession and related matters. The Compensation Committee reviews with the Board in detail all aspects of compensation for all executive officers.

    The compensation policy of the Company, which is endorsed by the Compensation Committee, is that the annual compensation of each officer has been established to reward long-term strategic management and the enhancement of shareholder value, as well as to attract and retain key executives critical to the long-term success of the Company. Such compensation relates to and must be contingent upon the contributions, responsibilities and relative position in the Company of each individual officer, as well as the relative performance of the Company. The Compensation Committee has also taken into consideration competition within the rapidly expanding gaming industry for experienced personnel as well as other subjective considerations in its deliberations regarding executive compensation.

    Mr. Jack E. Pratt's base salary for 1993 was based principally on his rights under his five-year employment agreement with the Company dated September 21, 1989, as amended, (the "Employment Agreement") described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the Employment Agreement established Mr. Pratt's minimum annual base salary at $446,300 for 1993. This amount has not been increased from the annual base salary for the preceding year, reflecting the Committee's decision to not increase such salary pending profitable operations at a riverboat gaming facility being managed by a subsidiary of the Company.

    During 1993, the Compensation Committee also considered stock option grants to each of the senior officers and key employees of the Company. No such grants were issued during 1993.

    Messrs. Edward D. Muir and James A. Colquitt, are neither former nor current officers or employees of the Company or of any of its subsidiaries. Messrs. Jack E. Pratt and William D. Pratt hold the positions disclosed under "Management" included in this Proxy Statement.

                              Compensation Committee

                              Jack E. Pratt
                              William D. Pratt
                              Edward D. Muir
                              James A. Colquitt


                                 STOCK PRICE PERFORMANCE

    The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph)


                            PRATT HOTEL CORPORATION
                            STOCK PRICE PERFORMANCE

    DATE        EQUITY INDEX      CASINO INDEX  PRATT HOTEL

January 3, 1989       100.0  100.0  100.0
Fiscal Year Ended:
   1989               132.1  137.2   50.0

   1990               126.9   91.3   22.2
   1991               168.1  140.1   22.2
   1992               182.5  216.4   17.8
   1993               200.7  330.3   52.2


                                 TRANSACTIONS WITH MANAGEMENT

    The "Pratt Family" as used herein consists of the Pratt Brothers; their respective wives; Crystal A Pratt, the former wife of Jack E. Pratt; and certain general partnerships and trusts which, in addition to the aforementioned family members, include the respective children of the Pratt Brothers. Each of the Pratt Brothers is an executive officer and director of the Company.

    HOLLYWOOD CASINO CORPORATION. During 1990, Hollywood Casino Corporation ("HCC"), a corporation wholly owned by the Pratt Family, acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of the Company. Interest expense with respect to these notes for the year ended December 31, 1993 amounted to $6 million. As part of a refinancing in February 1994 of virtually all of the Company's casino-related outstanding debt, a newly formed subsidiary of the Company issued approximately $40.5 million discounted principal amount of new deferred interest notes in exchange for the $38.8 million principal amount of PCPI Notes held by HCC. The increased principal amount of the new notes includes a call premium on the exchange ($1.7 million) equal to 4 1/2% of the principal amount of PCPI Notes exchanged; such premium was paid to all third parties holding PCPI Notes. As a result of this exchange, the Company's cash interest payments will be reduced by approximately $6 million per year.

    During the two year period ended December 31, 1993, the Company and its subsidiaries borrowed $10 million from HCC. Of the amounts loaned, $1 million is classified as noncurrent in accordance with certain indenture requirements that such $1 million remain outstanding until April 1998. The remaining amounts are due on demand, or if no demand is made, on April 1, 1998. Such borrowings from HCC bear interest at the rate of 14% per annum, payable semiannually. As of December 31, 1993, the outstanding balance on such borrowings was $10 million and it is anticipated that the Company and its subsidiaries may, from time to time, obtain additional loans from HCC under similar terms. Subsequent to December 31, 1993, the Company and its subsidiaries repaid $5.8 million of the outstanding borrowings and borrowed an additional $5.8 million from HCC. The subsequent borrowings were used in connection with the purchase of the underlying mortgage indebtedness of a hotel which the Company operates for an affiliate (see below). HCC also agreed to loan up to $8 million to a subsidiary of the Company, the proceeds of which were used in connection with a planned expansion of gaming space at the Sands Hotel and Casino. HCC loaned $7.1 million to the subsidiary for such purposes. The loans accrued interest at the rate of 13.5% per annum payable semiannually, and became due and were repaid during February 1994, when proceeds from a refinancing of virtually all of the Company's casino-related debt took place. Interest expense on borrowings from HCC amounted to $1.2 million for the year ended December 31, 1993. Interest payable to HCC in connection with such borrowings amounted to $193,000 at December 31, 1993.

    Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of HCC, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, ("Hollywood - Aurora") which commenced operations on June 17, 1993. Greate Bay Casino Corporation ("GBCC"), a wholly owned subsidiary of the Company, receives, pursuant to a services agreement, a base services fee equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5.5 million annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). Such fees totaled approximately $5.6 million during 1993 of which unpaid base services and incentive fees of $1.9 million and $2 million were owed to GBCC at December 31, 1993. In connection with the design and pre-development activities for Hollywood - Aurora, GBCC advanced approximately $586,000 to HCA to cover a portion of such expenditures. All such costs were reimbursed to GBCC by HCA on May 15, 1992.

    HCC is obligated under the terms of an administrative services agreement to pay the Company $20,000 per month in connection with certain shared administrative costs. In addition, during 1993, the Company and its subsidiaries began allocating to HCC certain general and administrative costs incurred in connection with HCC's development activities and its initial public offering. Such fees and allocated costs amounted to $2.2 million during the year ended December 31, 1993. A receivable in the amount of $363,000 in connection with such fees and allocated costs was due to the Company at December 31, 1993.

    DALLAS AREA HOTELS. The Company operates the Holiday Inn located at the north entrance of the Dallas/Fort Worth International Airport ("DFW North") which is owned by Metroplex Hotel Limited ("Metroplex"), a limited partnership owned by Jack E. Pratt and Edward T. Pratt, Jr., each as 22.5% general and limited partners, William D. Pratt as a 7.5% general and limited partner, Crystal A. Pratt as a 22.5% limited partner, and the Company as a 25% limited partner. The Company is obligated under the terms of the operating agreement, which expires in 2002, to make minimum payments equal to principal and interest payments on the indebtedness incurred by Metroplex to purchase DFW North. Payments to Metroplex amounting to $1.4 million were made during the year ended December 31, 1993.

    The underlying indebtedness relating to DFW North was scheduled to mature in May 1992; however, as a result of the Company making a $1 million lease payment under the terms of the hotel's operating agreement during November 1992, Metroplex extended the due date of the note to May 31, 1994 with the interest rate being reduced from 12% a 9 1/2% and the principal being amortized over a 30-year period. During February 1994, a portion of such underlying indebtedness with a principal balance of approximately $11.2 million was purchased by the Company at a cost of $6.8 million; the Company borrowed the $6.8 million for the acquisition from HCC. As a result of such purchase by the Company, the Company has eliminated any liability existing at the maturity date of the underlying indebtedness so purchased.

    The Company leased a hotel located in Garland, Texas from a partnership (the "Garland Partnership") owned by Jack E. Pratt, Crystal A. Pratt, Edward T. Pratt, Jr., and William D. Pratt as 30%, 30%, 30% and 10% general partners, respectively. The Garland Partnership was the obligor on the related underlying mortgage note which matured in June 1993. The Company was obligated under the terms of its lease agreement to make minimum rental payments equal to the Garland Partnership's debt service, including all required principal and interest payments and any payment due at maturity. For the year ended December 31, 1993, the Company paid the Garland Partnership $164,000. In 1990, the Garland Partnership sold the hotel and the Company sold its interest in the hotel's furniture, fixtures and equipment. During June 1993, the Company reacquired the hotel and immediately sold the property to a third party. The Company did not recognize a gain or loss in connection with this reacquisition and sale, and the Company has no further obligation with respect to this property. The Pratt Family's guarantee of indebtedness with respect to this property and the Company's related indemnification have been extinguished.

    OTHER. At December 31, 1993, Metroplex had loans outstanding to the Company in the amount of $140,000. For the year ended December 31, 1993, the Company made no principal payments on such loans. Interest expense with respect to such loans amounted to $8,000 for the year ended December 31, 1993.


                        INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen & Co. served as the Company's independent public accountants for the year ended December 31, 1993. It is anticipated that representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    As of the date hereof, the Company has not selected any firm to act as its independent public accountants for the year ended December 31, 1994. It is anticipated that such selection will be made later in the year by the Board of Directors.

                                OTHER BUSINESS

    The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem desirable.

                             STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be so included for the 1995 Annual Meeting, stockholder proposals must be received by the Company by January 6, 1995, and must otherwise comply with the requirements of Rule 14a-8.

                   COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

    THE ANNUAL REPORT ON FORM 10-K COVERING THE COMPANY'S YEAR ENDED DECEMBER 31, 1993, INCLUDING AUDITED FINANCIAL STATEMENTS, IS ENCLOSED HEREWITH. THE FORM 10-K DOES NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES. THE ENCLOSED FORM 10-K DOES NOT INCLUDE ALL EXHIBITS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. HOWEVER, THESE EXHIBITS ARE LISTED IN PART III OF THE ENCLOSED FORM 10-K, AND THE COMPANY WILL FURNISH, FOR A MINIMAL CHARGE, ANY SUCH EXHIBIT TO EACH STOCKHOLDER UPON WRITTEN REQUEST. WRITTEN REQUESTS FOR EXHIBITS SHOULD BE DIRECTED TO MR. ALBERT J. COHEN, PRINCIPAL FINANCIAL OFFICER, PRATT HOTEL CORPORATION, TWO GALLERIA TOWER, SUITE 2200, 13455 NOEL ROAD, LB 48, DALLAS, TEXAS 75240.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                William D. Pratt, Secretary
April 29, 1994
Dallas, Texas

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            PRATT HOTEL CORPORATION
                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas 75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints William D. Pratt and Edward T. Pratt, Jr., as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Pratt Hotel Corporation (the "Company") held of record by the undersigned on March 31, 1994, at the Annual Meeting of Stockholders to be held on May 27, 1994, or any adjournment(s) thereof.

1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

   [_] FOR ALL nominees listed below            [_] WITHHOLD AUTHORITY
   (except as marked to the contrary below)     to vote for all nominees below.

Bernard A. Capaldi, James A. Colquitt, Edward D. Muir, Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt, William P. Weidner

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
- - --------------------------------------------------------------------------------

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                        (please sign on the other side)
- - --------------------------------------------------------------------------------


  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1.

                                                Dated: __________________, 1994

                                                -------------------------------
                                                           Signature

                                                -------------------------------
                                                   Signature If Held Jointly

                                                Please execute this Proxy as
                                                your name appears hereon. When
                                                shares are held by joint ten-
                                                ants, both should sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full ti-
                                                tle as such. If a corporation,
                                                please sign in full name by
                                                the president or other autho-
                                                rized officer. If a partner-
                                                ship, please sign in partner-
                                                ship name by authorized per-
                                                son.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.